Exhibit 10.2.1

BEFORE THE STATE CORPORATION COMMISSION

OF THE STATE OF KANSAS

In the Matter of the Application of
Kansas City Power & Light Company                                                                                      Docket No. 07-KCPE-905-RTS
To Modify its Tariffs to Continue
The Implementation of its Regulatory Plan.

JOINT STIPULATION AND AGREEMENT

As a result of extensive discussions between the Staff of the Kansas Corporation Commission ("Staff'), Kansas City Power & Light Company ("KCPL" or "Company"), and the Citizens' Utility Ratepayer Board ("CURB"), (referred to collectively as the "Signatories" or the "Signatory Parties"), the Signatories hereby submit to the Kansas Corporation Commission ("Commission") for its consideration and approval the following Stipulation and Agreement:
I.           KANSAS CITY POWER & LIGHT COMPANY'S APPLICATION
1. On March 1, 2007, KCPL filed an Application with the Commission to make certain changes in its rates and charges for electric service, which was docketed as the above-captioned proceeding. Pursuant to a Commission Order issued on March 14, 2007, the effective date of this Application was suspended until December 10, 2007. This Application was the second in a series of rate cases that are contemplated in the Rate Plan (Appendix C of the Stipulation ("1025 Stipulation") in Docket No. 04-KCPE-1025-GIE ("1025 Docket")), in conjunction with KCPL's implementation of the Resource Plan1.

1 The 1025 Stipulation refers collectively to the “Regulatory Plan” that is comprised of a Resource Plan set forth in Appendices A and A-1 and the Customer Programs set forth in Appendices B and B-1, and the Rate Plan set forth in Appendices C, C-1 and C-2.  References to the “regulatory Plan” within this Stipulation and Agreement shall have the same meaning.

2.           The first rate filing made by KCPL pursuant to the 1025 Stipulation was docketed as Docket No. 06-KCPE-828-RTS ("828 Docket"), which resulted in a Stipulation and Agreement ("828 Stipulation") that was approved by the Commission on December 4, 2006. In accordance with the 1025 Stipulation, KCPL was provided the option to file this current rate application no later than March 1, 2007. The filing of this Application also complies with the Commission's Order in the 828 Docket, which required KCPL to file a rate case that included an Energy Cost Adjustment ("ECA") mechanism on or before March 1, 2007.
3.           Because the Resource Plan involves major capital expenditures by KCPL during an intensive period of construction over a five-year period, the Rate Plan was structured to incrementally address the rate treatment for such additions and improvements. This second rate application pursuant to the Rate Plan also reflects KCPL's investment in plant and equipment since the time KCPL's rate base was adjusted in the 828 Docket.
4.           The schedules filed with KCPL's Application indicated a gross revenue deficiency of $34,220,000, based upon normalized operating results for the 12 months ending December 31, 2006, adjusted for known and measurable changes in revenues, operating and maintenance expenses, cost of capital and taxes, and other adjustments. Pursuant to the Contribution In Aid of Construction ("CIAC") mechanism established in the 1025 Stipulation, KCPL also requested an additional $12.8 million in order to adequately maintain its financial ratios.
5.           In addition, consistent with the 828 Stipulation, KCPL has participated in a series of discussions with Staff and other interested signatory parties to develop an ECA mechanism, which will be discussed in greater detail below.

6.           In support of its Application, KCPL submitted the testimony of 13 witnesses and the schedules required by K.A.R. 82-1-231.  On May 1, 2007, consistent with the 828 Stipulation, KCPL also filed its class cost of service study and supporting testimony.

II.               STAFF AND OTHER PARTIES' PRE-FILED POSITIONS
7.           On August 3, 2007, Staff filed its direct testimony in the above docket, wherein it recommended a rate increase for KCPL of approximately $4.6 million. Staff did not recommend including a CIAC amortization amount in this docket. Staff also made certain recommendations concerning the structure of KCPL's amended ECA tariff, and recommended several reporting requirements with respect to the ECA mechanism.
8.           Also on August 3, 2007, CURB filed testimony in which it recommended the Commission decrease KCPL's annual revenue requirement by approximately $3 million. For cash flow purposes, at this revenue requirement level CURB calculated a pre-tax payment on plant of $16.4 million which, if allowed by the Commission, would result in an annual increase in KCPL's rates of no more than $13.4 million. CURB also opposed implementation of an ECA.
9.           MUUG and The City of Mission Hills, Kansas, also filed testimony on August 3, 2007. MUUG opposed the imposition of any ECA mechanism, contending consumers generally do not benefit from rate mechanisms that automatically pass through utility costs. In addition, MUUG made certain design recommendations for any ECA mechanism that might be adopted. The City of Mission Hills addressed KCPL's Municipal Ornamental Streetlighting tariff (Schedule MOL).
10.           On August 13, 2007, Staff and MUUG each filed cross-answering testimony regarding the other's direct ECA mechanism testimony.

11.            Subsequently, on August 28, 29, and 31, 2007, the parties met collectively to discuss the terms of a stipulation and agreement.

III.    TERMS OF THE STIPULATED SETTLEMENT
      After extensive negotiations, the Signatory Parties have agreed upon the following terms:

A.           Stipulated Revenue Requirement and Customer Advancement Amount
The Signatory Parties agree that KCPL's overall annual revenue increase will be twenty-eight million dollars ($28,000,000). However, after factoring in the median forecasted revenues from off-system sales that will be credited through the ECA mechanism, KCPL's annual net revenue increase will likely be closer to seventeen million dollars ($17 million). To provide KCPL with sufficient cash flow to proceed with the Resource Plan as set forth in the 1025 Stipulation, the Signatory Parties agree that eleven million dollars (811,000,000) of the total revenue increase will be treated for accounting purposes as a pre-tax payment on plant on behalf of customers. The $11 million pre-tax payment on plant shall be treated as an increase to KCPL's depreciation reserve and will be assigned to primary plant accounts in a future rate case.
B.           Energy Cost Adjustment (ECA) Mechanism
The Signatory Parties agree that KCPL's ECA tariff will be as shown in Appendix A hereto. All components of such ECA mechanism including fuel and purchased power costs, off-system sales margins as well as the other components of the ECA tariff will be forecasted for the coming ECA year. On or before December 20, 2007 and each December 20 thereafter, KCPL will provide Staff with its forecasted ECA factors and supporting documentation for each of the 12 months of the following ECA year. (KCPL will provide MUUG with a copy of such initial December 20, 2007 submittal on the same day it is provided to Staff. MUUG agrees to maintain the confidentiality of such submittal under the same provisions as the Protective Order in this Docket.) The factors for January, February and March of the ECA year shall be set based upon such forecast. KCPL will re-forecast monthly factors for each remaining month of the ECA year and provide such re-forecast ECA factors, along with supporting documentation, to Staff on or before March 20, 2008, June 20, 2008, and September 20, 2008 and each March 20, June 20 and September 20 thereafter. The ECA factors for the three months following each re-forecast shall be set based upon such forecast. The parties also agree that KCPL will file an annual report by March 1, 2009 and each March 1 thereafter including the actual annual revenue received through the ECA tariff for the prior ECA year and the actual fuel, purchased power and other costs as well as the off-system sales margins for the prior ECA year, including supporting documentation. Such report shall calculate the difference in these year-end totals and recommend a correction factor to be applied to the monthly ECA factors over a 12 month period beginning April 1 following the filing. Such report will be subject to review by Staff, and any party granted intervener status in such proceeding, and approval of the Commission pursuant to the terms and conditions of Appendix A.
The Signatory Parties agree that it is their intent to require KCPL to publish, or otherwise make available, ECA figures in a manner reasonably accessible to customers. The Signatory Parties will continue to discuss the appropriate mechanism necessary to accomplish this requirement.
C.    Unused Energy ("UE1") Allocator for Off-System Sales Margins
KCPL agrees to utilize its UE1 Allocator to allocate off-system sales margins to Kansas retail ratepayers within the context of its ECA tariff. Such UE1 Allocator will be forecast at the start of each ECA year for use in the ECA factor calculation and will be trued-up for the ECA year as part of the annual ECA review process.

D.	Energy Efficiency Program Costs to be Recovered Through an Energy Efficiency Rider
     In its Application, KCPL included in rate base an amount equal to KCPL's budgeted September 2007 balance of Account 182441, the regulatory asset KCPL has established to accumulate the cost of all affordability, energy efficiency, and demand side management programs performed in Kansas in compliance with the 1025 Stipulation. KCPL also included in its cost of service a yearly amortization amount associated with the regulatory asset balance, using a 10-year amortization period. The Signatory Parties agree that until such time as either the Commission rules in Docket No. 07-GIMX-247-GIE, the "Energy Efficiency or EE Docket" or the Kansas Legislature implements a new statute(s) addressing treatment of these costs, that, as an interim mechanism for recovery, KCPL will not include these program costs in its rate base and cost of service and instead will recover these program costs through an Energy Efficiency Rider ("EE Rider"). KCPL will file such EE Rider for Commission approval by March 1, 2008, to include costs associated with Commission-approved programs, including internal labor costs, incurred during the time period July 1, 2006 through December 31, 2007 and an effective date of July 1, 2008. Such EE Rider will recover such costs over the period July 1, 2008 through June 30, 2009. KCPL would file the next such EE Rider for Commission approval on or before March 31, 2009 to recover program costs incurred from January 1, 2008 through December 31, 2008 over the time period July 1, 2009 through June 30, 2010. Thereafter, KCPL would file its new EE Rider no later than March 31 of each year to recover costs incurred during the prior calendar year for recovery over the following July through June period.
At any time either the Commission rules on Energy Efficiency Docket or a law is passed regarding treatment of such expenses, KCPL shall have the right to file for Commission approval of compliant recovery methodology to replace or revise the EE Rider. KCPL agrees that at no time will it seek Kansas jurisdiction ratepayer recovery of program costs recorded to Regulatory Asset Account 182441 prior to July 1, 2006.
E.           Performance Standard Data for Asset Management Plan
In order to enable the Commission to continue to monitor and evaluate KCPL's delivery performance and reliability during the remainder of the Asset Management Plan as defined in the 1025 Stipulation, KCPL agrees to continue to maintain the following performance data through the remaining term of the Regulatory Plan:
▪	Customers Experiencing Multiple Interruptions in excess of three per year ("CEMI3");

▪	Number of distribution devices with four or more multiple outages by number of outages;

▪	Overall residential customer satisfaction survey ("CSI"); and

▪
Trend and benchmark analysis for KCPL delivery operating and maintenance ("O&M") expense per retail customer, detailing all data and sources for the calculation of KCPL's performance, based on FERC Form 1 reporting.

F.           Review of Kansas Weather Stations for Weather Normalization Analysis
KCPL agrees to explore with Staff the use of weather stations within KCPL's Kansas service territory for use in its future weather normalization analysis and load forecasting. KCPL will review the availability and completeness of data from such stations and the suitability of such data for use within KCPL's weather normalization and load forecasting methodology. Such review and exploration shall not require KCPL to change its methodology for weather normalization and load forecasting.
G.           Miscellaneous Stipulated Accounting Provisions
As agreed by the Signatory Parties and consistent with the 1025 Stipulation, the following accounting provisions should be adopted by the Commission:

1)            Rate Case Expenses
The Commission authorizes KCPL to establish a regulatory asset for incremental rate case expenses incurred through the duration of Docket No. 07-KCPE-905-RTS. KCPL currently estimates the Kansas jurisdictional regulatory asset will be approximately $0.8 million at December 31, 2007. KCPL is authorized to amortize this regulatory asset over four (4) years commencing January 1, 2008. The deferred expenses will not receive any rate base treatment in future rate cases.
The Commission reaffirms its Order in the 828 Docket authorizing the Company's four (4) year amortization period for rate case expenses incurred in that case with no rate base treatment.
2)           Surface Transportation Board ("STB") Expenses
The Commission reaffirms KCPL's regulatory asset and five (5) year amortization period beginning January 1, 2007 ordered in the 828 Docket for the Kansas jurisdictional portion of STB expenses incurred through December 31, 2006. The Commission also reaffirms its authorization in the 828 Docket for KCPL to establish a regulatory asset for actual STB expenses incurred after December 31, 2006, to be amortized over a five (5) year period beginning with rates effective in a future rate case under the Rate Plan. The deferred expenses will not receive any rate base treatment in future rate cases.
3)           Talent Assessment Expenses
The Commission authorizes KCPL to establish a regulatory asset for 2006 Talent Assessment expenses in the amount of $8,960,783 (Kansas jurisdictional $4,026,084). KCPL is authorized to amortize this regulatory asset over ten (10) years commencing January 1, 2008. The deferred expenses will not receive any rate base treatment in future rate cases.

The Commission reaffirms KCPL's regulatory asset, with no rate base treatment, and ten (10) year amortization period ordered in the 828 Docket, for the Kansas jurisdictional portion of 2005 Talent Assessment expenses.
4)           Employee Augmentation Program
The Commission authorizes KCPL to establish a regulatory asset for the Employee Augmentation Program expenses in the amount of $624,301 (Kansas jurisdictional $264,183). KCPL is authorized to amortize this regulatory asset over ten (10) years commencing January 1, 2008. The deferred expenses will not receive any rate base treatment in future rate cases.
5)           Enhanced Security Costs
The Commission reaffirms KCPL's regulatory asset, to be included in rate base, and five (5) year amortization period ordered in the 828 Docket, for the Kansas jurisdictional portion of enhanced security costs through December 31, 2006.
6)           Department of Energy ("DOE") Wolf Creek Refund
The Commission authorizes KCPL to establish a regulatory liability for a $427,150 DOE refund (Kansas jurisdictional $181,305) received in 2006. KCPL will amortize this regulatory liability over a three (3) year period beginning January 1, 2008. The deferred refund will not receive any rate base treatment in future rate cases.
7)           Pension Costs
The Commission approves treatment of pension costs as set forth in the attached Appendix B, which is intended to be consistent with the treatment of pension costs outlined in Appendix C, paragraph (E) of the 1025 Stipulation.

8)           AFUDC Rate on Iatan 2
The Commission authorizes KCPL for purposes of calculating the equity component of the Allowance for Funds Used During Construction ("AFUDC") rate on Iatan 2 to set the equity rate used in the calculation at 8.3% beginning January 1, 2008. This agreed upon equity component of AFUDC may be revised either through a Commission order determining a Return on Equity or through a Stipulation and Agreement in KCPL's next rate case.
9)           Depreciation Rates
The Commission authorizes KCPL to continue utilizing the depreciation rates set forth in Appendix C, which are the same rates set out in Appendix C-2 of the 1025 Stipulation.
     10)           SO2 Emission Allowances
The Commission reaffirms its authorization in the 828 Docket for KCPL's sale of SO2 emission allowances through June 1, 2010, including related coal premiums. KCPL will continue to record net sales proceeds to a regulatory liability (FERC Account 254) and offset rate base for ratemaking purposes. The regulatory liability will be amortized over a time period to be determined in the 2009 rate filing. Such amortization shall be reflected in rates beginning with the rates resulting from the 2009 rate filing.
KCPL currently purchases coal from vendors under contracts that indicate nominal sulfur content. To the extent that coal supplied has a lower sulfur content than specified in the contract, KCPL pays a premium over the contract price. Beginning January 1, 2008, to the extent that KCPL pays premiums for lower sulfur coal and has an approved ECA in place, the Commission authorizes KCPL to determine the portion of such premiums, net of joint partners' shares, that apply to retail sales and will record the proportionate cost of such premiums in FERC Account 254 as a reduction of the regulatory liability beginning January 1, 2008. But in no event will the charges to the Kansas jurisdictional portion of FERC Account 254 for these premiums exceed

$5,000,000 annually. The portion of premiums applicable to retail will be determined monthly based on the system-wide percentage of MWhs from coal generation used for retail sales versus wholesale sales as computed by the hourly energy costing model. This system-wide percentage will be applied to premiums invoiced during the same period.
11)           Decommissioning Accruals for Wolf Creek
The Commission approves the schedule of decommissioning cost accruals included in Appendix D, affirms that the decommissioning cost accruals are included in cost of service and are included in rates for ratemaking purposes and affirms that the earnings rate assumed for the trust takes into consideration the tax rate change and the removal of the investment restrictions resulting from the Energy Policy Act of 1992.
12)           Asset Retirement Obligations and Cost of Removal
The Commission reaffirms its Order in Docket No. 04-WSEE-605-ACT allowing KCPL to defer all costs on the balance sheet, for financial reporting purposes, associated with the adoption of Statement of Financial Accounting Standards No. 143 ("FAS 143") and Financial Accounting Standards Board Interpretation No. 47 ("FIN 47"), including accretion and depreciation expenses and amounts included for cost of removal in depreciation rates as set forth in Appendix C.
H.           Rules and Regulations
The Signatory Parties agree that the following changes to KCPL's Rules and Regulations should be adopted by the Commission:
1)           New Definitions
The following eight definitions will be added to Section 1:
1.15 – ADULT: One who has reached the legal age of majority, generally 18 years.

1.16 – BILLING ERROR: The incorrect billing of an account due to a Company or Customer meter reading error, which results in incorrect charges.

1.17 – FIELD ERROR: Shall be considered to include lost/mishandled paperwork, installing metering incorrectly, or failure to close the meter potential or test switches. A Field Error may result in a Billing Error.

1.18 FRAUD: The misrepresentation of material facts by a customer, or other person, by giving false or misleading information or by concealment of that which should have been disclosed as a deceptive means to gain or maintain utility service, avoid payment for past, present or future service, or obtain a refund and so cause the Company or others to rely upon such misrepresentations to the Company's financial detriment. Includes, but is not limited to: (a) furnishing the Company with false names, or customer information not legally assigned to such person, (b) furnishing false or altered customer identification, (c) furnishing false or altered residency history, (d) furnishing false or altered ownership or lease papers, (e) rendering false reports of unauthorized electronic fund transfers to the Company.

1.20 – METER ERROR: The incorrect registration of electric consumption resulting from a malfunctioning or defective meter.

1.21 – RESPONSIBLE PARTY: Any adult, landlord, property management company, or owner applying for electric service at a given premise.

1.22 – TAMPERING: To rearrange, damage, injure, destroy, alter, or interfere with, Company facilities, service wires, electric meters and associated wiring, locking devices, or seals or otherwise prevent any Company equipment from performing a normal or customary function.

1.24 - UNAUTHORIZED USE: To use or receive the direct benefit of all, or a portion of the utility service with knowledge of or reason to believe that diversion, tampering or other unauthorized connection existed at the time of the use, or that the use or receipt was fraudulent and/or without the authorization or consent of the utility. Includes but is not limited to: (a) tampering with or reconnection of service wires and/or electric meters to obtain metered use of electricity, (b) the unmetered use of electricity resulting from unauthorized connections, alterations or modifications to service wires and/or electric meters, (c) placing conductive material in the meter socket to allow unmetered electricity to flow from the line-side to the load-side of the service, (d) installing an unauthorized electric meter in place of the meter assigned to the account, (e) inverting or repositioning the meter to alter registration, (f) disrupting the magnetic field or wireless communication of the meter causing altered registration, (g) damaging or altering the electric meter to stop registration, (h) using electric service without compensation to the utility.

2)            Reconnection Charge Modifications

The following will replace the Discontinuation of Service terms in Section 5, paragraph 5.08:

5.08           RECONNECTION CHARGE:

If electric service is discontinued for non-payment of a bill or for violation of any other provision of the Customer's service agreement except tampering and/or diversion, the Company shall assess reconnection charges to the Customer as follows:

Reconnection of service meter                                                                                    $20.00
Reconnection of service at the pole or service pedestal                                        $30.00

If electric service is discontinued for tampering and/or diversion, the Company shall assess reconnection charges to the Customer as follows:

Reconnection regardless of point of reconnection                                                 $55.00
(Excessive damage of Company property will result in additional charges.)

3)           Line Extension Language Changes
The following will replace paragraph 8.01, items (A) and (B), (paragraph 8.01 items (C) and (D) remain unchanged) and paragraph 8.02 in KCPL's Line Extension and Distribution Policies in Section 8. In addition, KCPL agrees to modify paragraph 8.01 to clarify customer payment options for line extensions exceeding one-quarter (1/4) mile.
8.01	OVERHEAD SINGLE-PHASE RESIDENTIAL AND RURAL RESIDENTIAL EXTENSIONS:

(A)           Company will make free extensions of its distribution lines as and when necessary to serve any and all prospective customers applying for electric service, located within one-quarter (1/4) mile of existing distribution lines in rural areas in which utility holds certificates of convenience and necessity from the State Corporation Commission. Extensions may involve application of the quarter-mile (1/4 mile) provision to a Customer's property line, onto a. Customer's property, or a combination providing extension to the Customer's property line and onto a Customer's property.

(B)           The Company will build the first one-eighth (1/8) mile and the last one-eighth (1/8) mile of single-phase line per residential or rural residential Customer under its established rates and minimum charges. In the event the line extension exceeds one-quarter (1/4) mile per residential or rural residential Customer, there shall be a monthly Customer Charge or an increase in the existing monthly Customer Charge. The amount of  the Customer Charge or increase to an existing monthly Customer Charge may be paid in equal installments over sixty consecutive bills.

8.02            OTHER PERMANENT EXTENSIONS AND EXCESS FACILITIES:

Each Application to the Company for electric service (other than an overhead single-phase extension for residential or rural residential electric service) to premises requiring extension of the Company's existing distribution facilities will be studied by the Company, as received, in order that the Company may determine the amount of investment warranted by the Company in making such extension giving full consideration to the Customer's load requirements and characteristics and the Company's estimated revenue from the Customer during the term of the Customer 's service agreement as may be required by the Company. In the absence of special arrangements between the Customer and the Company, any cost of such extension in excess of the investment warranted by the Company shall be deposited by the Customer with the Company. Should additional intervening Customers be attached to the extension covered by the Customer's deposit, the deposit shall be refunded to the Customer to the extent determined by the Company to be appropriate in each case, but in no event shall refunds aggregate an amount greater than the deposit. The Company shall not be obligated to refund any portion of a deposit after five years from the date of deposit. No interest shall accrue or be payable on any such deposit held by the Company.

In those instances where a Customer requests facilities beyond that which would normally be provided, this shall be considered an Excess Facilities Request. Where the Company chooses to provide facilities at applicant's request in variance with the Line Extension standard, applicant shall be required to pay Company for the cost of such facilities including appropriate carrying charges, cost of insurance, replacement (or cost of removal), license and fees, taxes, operation and maintenance, and appropriate administrative and general expenses associated with such transmission, substation, and/or distribution facilities. Specific Terms and Conditions shall be mutually agreed upon between Company and Customer.

I.           Test Period in Future Rate Cases
KCPL agrees to use a base test period reflective of 12 months actual operation rather than budgeted information in future rate cases. To the extent KCPL may need to file certain information in a future rate case later than the March 1 application filing date of the applicable year, KCPL will coordinate such filings with Staff.
J.           Rate Design
The Signatory Parties agree that the rates should be apportioned among the respective classes of customers according to the amounts of revenue requirement indicated for each class in

Staff's cost of service as shown on Appendix E hereto. The Signatory Parties also agree that the amount of pre-tax payment on plant on behalf of customers should be equally apportioned among the respective classes of customers based upon revenue percentage as also shown on Appendix E. Furthermore, KCPL agrees that the final rate design will spread the percentage revenue increase proposed for each customer class to every component part of the rates of each class. Rate design amounts assigned to each class are subject to check in order to assure that rate design recovery is consistent with the revenue increase approved by the Commission. KCPL agrees to submit documentation proving that final rates, by tariff class and by subclass (after all Commission approved adjustments) generate the revenue requirement approved by the Commission. This rate design shall not set forth a precedent for future rate proceedings as to the method of allocation. KCPL agrees that it shall conduct a class cost of service (CCOS) study and report the results of that study in its next rate filing. KCPL shall have the right to file the results of that study in testimony as late-filed testimony no later than May 1, 2008. The Signatory Parties agree that direct testimony of Staff and non-KCPL parties in the next rate case shall not be due until at least fourteen (14) weeks following KCPL's filing of its CCOS study results. The Signatory Parties preserve their rights to review and oppose any such filing in future proceedings, including opposing any method proposed by any party regarding the allocation of rates or rate design.

K.           Non-Asset-Based Sales Classification Process
KCPL agrees to meet with the other Signatory Parties prior to KCPL's next rate filing to discuss KCPL's internal process for the classification of asset-based and non-asset-based off-system sales. On or before May 1, 2008, KCPL agrees to file its process for classifying asset-based and non-asset-based off-system sales for Commission review and approval. KCPL agrees that subsequent changes to its process for classifying asset-based and non-asset-based off-system sales will be subject to Commission review and approval.
IV.   MISCELLANEOUS PROVISIONS

A.           The Commission's Rights
Nothing in this Stipulation and Agreement is intended to impinge or restrict, in any manner, the exercise by the Commission of any statutory right, including the right of access to information, and any statutory obligation, including the obligation to ensure that KCPL is providing efficient and sufficient service at just and reasonable rates.
B.           Signatory Parties' Rights
The Signatory Parties, including Staff, shall have the right to present pre-filed testimony in support of this Stipulation. Such testimony shall be filed formally in the docket and presented by witnesses at a hearing on this Stipulation.
C.           Parties not Signatories to the Agreement
The Midwest Utility Users Group ("MUUG" — a group comprised of Danisco USA, Inc., Shawnee Mission Unified School District #512, The City of Mission, Kansas, and The City of Overland Park, Kansas) and The City of Mission Hills, Kansas are not yet signatories to this Stipulation and Agreement, but negotiations with those parties continue.
D.           Negotiated Settlement
This Stipulation and Agreement represents a negotiated settlement that fully resolves the issues addressed in this document. The Signatory Parties represent that the terms of this Stipulation and Agreement constitute a fair and reasonable resolution of the issues addressed herein. Except as specified herein, the Signatory Parties shall not be prejudiced, bound by, or in any way affected by the terms of this Stipulation and Agreement: (a) in any future proceeding; (b) in any proceeding currently pending under a separate docket; and/or (c) in this proceeding should the Commission decide not to approve this Stipulation and Agreement in the instant proceeding. If the Commission accepts this Stipulation and Agreement in its entirety and incorporates the same into a final order without material modification, the parties shall be bound by its terms and the Commission's order incorporating its terms as to all issues addressed herein and in accordance with the terms hereof, and will not appeal the Commission's order on these issues.
E.           Interdependent Provisions
The provisions of this Stipulation and Agreement have resulted from negotiations among the Signatory Parties and are interdependent. In the event that the Commission does not approve and adopt the terms of this Stipulation and Agreement in total, it shall be voidable and no Signatory Party hereto shall be bound, prejudiced, or in any way affected by any of the agreements or provisions hereof. Further, in such event, this Stipulation and Agreement shall be considered privileged and not admissible in evidence or made a part of the record in any proceeding.
F.           Submission of Documents To The Commission Or Staff
To the extent this Stipulation and Agreement provides for information, documents or other data to be furnished to the Commission or Staff, such information, documents or data shall be filed with the Commission and a copy served upon the Commission's Director of Utilities. Such information, documents or data shall be marked and identified with the docket number of this proceeding.

IN WITNESS WHEREOF, the Signatory Parties have executed and approved this Agreement, effective as of the 12th day of September 2007, by subscribing their signatures below.

By:	/s/ Dana A. Bradbury
	SUSAN B. CUNNINGHAM	(#14085)
	DANA BRADBURY	(#11939)
	JASON T. GRAY	(#22619)
	MATTHEW R. SPURGIN	(#20470)
Assistants General Counsel
Kansas Corporation Commission
1500 S.W. Arrowhead Road
Topeka, Kansas 66604
(785) 271-3100
s.cunningham@kcc.ks.gov d.bradbury@kcc.ks.gov j.gray@kcc.ks.gov
m.spurgin@kcc.ks.gov

                                          ATTORNEYS FOR STAFF

By:	/s/ William G. Riggins by dab
	WILLIAM G. RIGGINS	(#12080)
Vice President and General Counsel
Kansas City Power & Light Company
1201 Walnut
Kansas City, MO 64106
(816) 556-2785
bill.riggins@kcpl.com

	FRANK A. CARO, JR.	(#11678)
	ANNE E. CALLENBACH	(#18488)
Polsinelli Shalton Flanigan Suelthaus PC
6201 College Boulevard, Suite 500
Overland Park, Kansas 66211
913) 451-8788
(913) 451-6205 Fax
fcaro@polsinelli.com
acallenbach@polsinelli.com

ATTORNEYS FOR KCPL

By:	/s/ David Springe
	DAVID SPRINGE	(#15619)
Citizens' Utility Ratepayer Board
1500 SW Arrowhead Road
Topeka, KS 66604 d.springe@curb.kansas.gov
ATTORNEY FOR CURB

THE STATE CORPORATION COMMISSION OF KANSAS
SCHEDULE	2
KANSAS CITY POWER & LIGHT COMPANY
(Name of Issuing Utility)	Replacing Schedule	Sheet
Rate Areas No. 2 & 4
(Territory to which schedule is applicable)	which was filed
No supplement or separate understanding shall modify the tariff as shown hereon.	Sheet	1	of	4	Sheets
ENERGY COST ADJUSTMENT
Schedule ECA

APPLICABILITY:
This Energy Cost Adjustment (ECA) Schedule shall be applicable to all Kansas Retail Rate Schedules for KCPL.

BASIS:
Energy costs will be measured and applied to a customer’s bill using an ECA factor.  The ECA factor is applied on a kilowatt-hour basis ($/kWh).  Retail customer charges for energy costs are determined by multiplying the kilowatt-hours of electricity during any calendar month by the corresponding ECA factor for that calendar month.

ENERGY COST ADJUSTMENT:
Prior to January 1 of each ECA year, an ECA factor (ECAP) will be calculated for each calendar month of the ECA year as follows:

  ((FP + PP + EP + TP) - BPRP)    OSSMK        TRUEA
ECAP     =     ------------------------------------------      –    -----------------    –    ------------
         SP                                                     SK                             STRUE
Where:

FP=    Projected cost of nuclear and fossil fuel to be consumed for the generation of electricity during the month in which the ECA is in effect for all KCPL Retail, Requirements Sales for Resale, and Bulk Power Sales customers not included in OSSM, to be recorded in Account 501, Account 518 and Account 547, excluding any KCPL internal labor cost.

PP=    Projected cost of purchased power during the month in which the ECA is in effect for all KCPL Retail, Requirements Sales for Resale, and Bulk Power Sales customers not included in OSSM, to be recorded in Account 555, and KCPL’s projected charges or credits incurred due to participation in markets associated with Regional Transmission Organizations (RTOs).

EP=    Projected cost of emission allowances during the month in which the ECA is in effect for all KCPL Retail, Requirements Sales for Resale, and Bulk Power Sales customers not included in OSSM, to be recorded In Account 509.

TP=    Projected transmission costs, to be recorded in Account 565, and RTO, FERC and NERC fees, to be recorded in Account 560 and Account 928, during the month in which the ECA is in effect for all KCPL Retail, Requirements Sales for Resale, and Bulk Power Sales customers not included in OSSM.

BPRP =      Projected Revenue from asset-based Bulk Power Sales customers not included in OSSM.

SP=    Projected kWhs to be delivered to all KCPL Retail and Requirements Sales for Resale customers during the month in which the ECA is in effect.

OSSM =  Projected annual asset-based Off-System Sales Margin from Bulk Power Sales at the median for the effective ECA year.

OSSMK = The projected annual asset-based Off-System Sales Margin from Bulk Power Sales at the median for the effective ECA year multiplied by the projected Unused Energy (UE1) Allocator for Kansas.

SK         =     Projected annual kWhs to be delivered to all Kansas Retail customers during the effective ECA year.

STRUE=  Projected kWhs for Kansas Retail customers for the twelve-month period beginning in April of the year following the ECA year.

Issued:	FILED
Month Day Year
Effective:	January 1, 2008	THE STATE CORPORATION COMMISSION OF KANSAS
Month Day Year
By:	Chris Giles	Vice President	By:
Title	Secretary

THE STATE CORPORATION COMMISSION OF KANSAS
SCHEDULE	2
KANSAS CITY POWER & LIGHT COMPANY
(Name of Issuing Utility)	Replacing Schedule	Sheet
Rate Areas No. 2 & 4
(Territory to which schedule is applicable)	which was filed
No supplement or separate understanding shall modify the tariff as shown hereon.	Sheet	2	of	4	Sheets
ENERGY COST ADJUSTMENT
Schedule ECA

TRUEA=   The annual true-up amount for an ECA year, to be calculated by March 1 of the year following the ECA year and to be applied for a twelve-month period beginning April 1 of the year following the ECA year.  The true-up amount will reflect any difference between the total ECA revenue for the Retail sales during the ECA year and the actual costs incurred to achieve those Retail sales less the credits applied for Off-System Sales Revenue for the ECA year.  Such true-up amount may be positive or negative.  Any remaining balances from prior true-up periods will be added.

                                                                                                                                    SAK
TRUEA   =      ECAREVA  –  [((FA + PA + EA + TA - BPRA) –  NABPCA)  x   -------- ]  + OSSMA + TRUEPRIOR
                                                                                                                                    SAT
Where:

ECAREVA =   Actual ECA revenue for Kansas Retail sales during the ECA year.

FA             =  Actual total company cost of nuclear and fossil fuel consumed for the generation of electricity for the ECA year recorded in Account 501, Account 518 and Account 547, excluding any internal KCPL labor cost and all costs associated with OSSMA.

PA    =   Actual total company cost of purchased power incurred during the ECA year recorded in Account 555, and KCPL’s actual charges or credits incurred due to participation in markets associated with Regional Transmission Organizations (RTOs) less all costs associated with OSSMA.

EA    =  Actual total company emission allowance costs incurred during the ECA year recorded in Account 509 less all costs associated with OSSMA.

TA    =  Actual total company transmission costs recorded in Account 565 and RTO, FERC and NERC fees recorded in Account 560 and Account 928 for the ECA year less all costs associated with OSSMA.

BPRA  =  Actual Revenue from asset-based Bulk Power Sales customers not included in OSSMA.

NABPCA =  Actual total company cost for non-asset-based sales to Bulk Power customers during the ECA year, as reflected in PA, and TA.

OSSMA =  Actual total company asset-based Off-System Sales Margin from Bulk Power Sales for the ECA year multiplied by the actual Unused Energy (UE1) Allocator for Kansas.

SAK        =      Actual kWhs delivered to KCPL’s Kansas Retail customers during the ECA year.

SAT  =  Actual kWhs delivered to all KCPL Retail and Requirements Sales for Resale customers during the ECA year.

TRUEPRIOR =Remaining true-up amounts from previous ECA years (positive or negative).

Issued:	FILED
Month Day Year
Effective:	January 1, 2008	THE STATE CORPORATION COMMISSION OF KANSAS
Month Day Year
By:	Chris Giles	Vice President	By:	Secretary

THE STATE CORPORATION COMMISSION OF KANSAS
SCHEDULE	2
KANSAS CITY POWER & LIGHT COMPANY
(Name of Issuing Utility)	Replacing Schedule	Sheet
Rate Areas No. 2 & 4
(Territory to which schedule is applicable)	which was filed
No supplement or separate understanding shall modify the tariff as shown hereon.	Sheet	3	of	4	Sheets
ENERGY COST ADJUSTMENT
Schedule ECA

NOTES TO THE TARIFF:

1.      By December 20th prior to each ECA year, KCPL will submit a report containing the projected monthly ECA factors on a $/kWh basis for each month of the coming ECA year.  Such report will set the monthly ECA factors for January, February and March of the ECA year.  KCPL will publish such projected monthly ECA factors, and any updates to such monthly ECA factors to consumers.

2.      Prior to the 20th day of March, June, and September of each ECA year, KCPL will submit a report containing updated projected ECA factors for the remaining months of the effective ECA year.   Such updated projected ECA factors will set the monthly ECA factors for the next calendar quarter of the ECA year.  Such report shall also compare the original ECA revenue projections and the then-current ECA year-end projections on a total revenue basis.  If the original projection and the then-current projection become significantly out of balance at any time during the ECA year, the remaining monthly ECA factors may be adjusted to address the anticipated difference.

3.      Prior to the 1st day of March each year beginning March 1, 2009, KCPL will file an application that provides the true-up reconciliation for the preceding ECA year, otherwise known as the Actual Cost Adjustment (“ACA”).  Such reconciliation amount, if any, for a given ECA year will be applied as an adjustment to the monthly ECA factors for the 12-month period beginning April following the reconciled ECA year.  The Commission may make such ACA subject to correction in whole or in part, pending final determination on the application.  All revenues collected pursuant to the ECA tariff shall be deemed to be revenues subject to adjustment until the ACA review is complete, the Commission has issued a final order in the ACA matter, and all terms and conditions of such order are satisfied.  The Commission shall make a final determination on the adjustment, including the reasonableness and prudence of the actual ECA costs incurred during the ECA year, within two hundred forty (240) days of the filing of the application.  Prudent operation of KCPL’s system will be consistent with industry standards regarding economic dispatch, reliability, maintenance and fuel procurement as such is necessary to minimize the impact of this ECA tariff on customer rates.

4.      The monthly ECA factor will be expressed in dollars per kilowatt-hour rounded to four decimal places.

5.      Each ECA year will be a calendar year, with the first year beginning January 1, 2008.

6.      The ECA amount on each customer bill will be calculated such that the ECA factor for each calendar month within the billing period is applied to the estimated usage for the appropriate calendar month (i.e., prorated) based on the number of days of usage in each calendar month.

7.      The references to Accounts within the ECA tariff are as defined in the FERC uniform system of accounts.

8.      Retail Customers are customers that receive service under one of the KCPL Retail tariffs.

9.      Requirements Sales for Resale Customers are wholesale customers receiving firm service for the full capacity and energy needs of the customer on a contract basis of one year or longer (Account 447).

10.      Bulk Power Sales Customers are wholesale customers receiving service under Power contracts.  These are Non-Requirements Sales for Resale customers (Account 447).

Issued:	FILED
Month Day Year
Effective:	January 1, 2008	THE STATE CORPORATION COMMISSION OF KANSAS
Month Day Year
By:	Chris Giles	Vice President	By:
Title	Secretary

THE STATE CORPORATION COMMISSION OF KANSAS
SCHEDULE	2
KANSAS CITY POWER & LIGHT COMPANY
(Name of Issuing Utility)	Replacing Schedule	Sheet
Rate Areas No. 2 & 4
(Territory to which schedule is applicable)	which was filed
No supplement or separate understanding shall modify the tariff as shown hereon.	Sheet	4	of	4	Sheets
ENERGY COST ADJUSTMENT
Schedule ECA

NOTES TO THE TARIFF (continued):

11.      The Unused Energy (UE1) Allocator for KCPL’s Kansas jurisdiction is calculated by dividing the KCPL Kansas jurisdictional “Unused Energy” MWhs by the total KCPL “Unused Energy” MWhs.  The “Unused Energy” MWhs for each KCPL jurisdiction (Kansas, Missouri, and FERC) is calculated by subtracting the “Energy Used” MWhs for each jurisdiction from the “Available Energy” MWhs for each jurisdiction.  The “Energy Used” is based on the “Energy w/ Losses” Allocator (E1) which reflects the energy used by each jurisdiction’s customers.  The “Available Energy” is calculated by multiplying KCPL’s total “Available Capacity” by the total hours in the subject year (8760 in non-leap years) and by the jurisdictional “Demand” Allocator (D1) which reflects the 12-CP demand from each jurisdiction’s customers.  The “Available Capacity” is defined as the total MWs of capacity from all sources of generation and capacity purchases that are included in the cost-of-service (revenue requirement) calculation.

12.      This tariff is subject to KCPL’s Rules and Regulations as approved by the State Corporation Commission of Kansas.

13.      This tariff is subject to all applicable Kansas statutes and regulations regarding the filing and investigation of complaints on unreasonable, unfair or unjust rates.

Issued:	FILED
Month Day Year
Effective:	January 1, 2008	THE STATE CORPORATION COMMISSION OF KANSAS
Month Day Year
By:	Chris Giles	Vice President	By:
Title	Secretary

APPENDIX B
TREATMENT OF PENSION COSTS
Docket No. 07-KCPE-905-RTS

1.           The intent of this pension agreement is to:
•	Ensure that KCPL recovers the amount of the net prepaid pension asset representing the recognition of a negative pension cost used in setting rates in prior years;
•	Ensure that the amount collected in rates is based on the pension cost determined using the methodology described below in item 2.b.;
•	Ensure that, once the amount in section 4 has been collected in rates by KCPL, all pension cost collected in rates is contributed to the pension trust; and
•	Ensure that all amounts contributed by KCPL are recoverable in rates.
2.           To accomplish these goals, the following items are agreed upon as part of this Stipulation and Agreement.
a.           KCPL’s pension cost, for financial reporting purposes, will differ from the method used for ratemaking purposes described in item 2.b.  For financial reporting purposes, KCPL will amortize gains and losses over a five (5) year period.
b.           Pension cost, excluding cost determined under FAS 88, used for ratemaking purposes will be calculated based on the following methodology:
i.           Market Related Value for asset determination, smoothing all asset gains and losses that occur on and after January 1, 2005 over five (5) years;

1

ii.           No 10% corridor; and
iii.           Amortization period of ten (10) years for unrecognized gains and losses.
3.           KCPL’s actuary will maintain actuarial reports under each method on an annual basis.  Any difference between the two methods is merely a timing difference that will eventually be recovered, or refunded, through rates under the method used in setting rates over the life of the pension plan.  KCPL will establish a regulatory asset or liability for the difference in pension cost calculated under the two methods.  No rate base recognition will be provided for the regulatory asset or liability determined pursuant to this paragraph.
4.           Any pension cost amount calculated pursuant to item 2.b. above, which exceeds the pension contribution will reduce the prior net prepaid pension asset recognized in rate base currently estimated to be $12.6 million ($5.7 million Kansas jurisdictional), after allocation to joint owners, at December 31, 2007.  When the prior net prepaid pension asset is reduced to zero, any pension cost (as calculated in item 2.b. above) that exceeds the amounts contributed, must be funded.  Any pension cost that is not funded because it exceeds the amount of funding that is tax deductible will be tracked as a regulatory liability to ensure it is funded in the future when it becomes tax deductible.
5.           In the case pension cost becomes negative, KCPL is ordered to establish a regulatory liability to offset the negative amount.  In future years, when pension cost becomes positive, rates will remain zero ($0) until the prepaid pension asset that was created by the negative amount is reduced to zero ($0).  The regulatory liability will be reduced at the same rate as the prepaid pension asset is reduced until the regulatory liability becomes zero.  This regulatory liability is not provided rate base recognition.

 2

6.           KCPL will be allowed to establish a regulatory asset with rate base recognition for contributions made to the pension trust in excess of pension cost calculated pursuant to item 2.b.
7.           A regulatory asset or liability will be established on KCPL’s books to track the difference between the level of pension cost calculated pursuant to item 2.b. and the level of pension cost built into rates.  The level of pension cost built into rates effective January 1, 2008 is established as $40,101,040 ($18,017,678 Kansas jurisdictional), before amounts capitalized and applicable to joint owners.  If the pension cost, before amounts capitalized and applicable to joint owners, during the rate period is more than the cost built into rates for the period, KCPL will establish a regulatory asset.  If the pension cost during the period is less than the cost built into rates, KCPL will establish a regulatory liability.  If the pension cost, before amounts capitalized and applicable to joint owners, becomes negative, a regulatory liability equal to the difference between the level of pension cost built into rates for that period and zero ($0) will be established.
The regulatory asset or liability, currently estimated to be a $25.0 million ($11.2 million Kansas jurisdictional) regulatory asset at December 31, 2007 after allocation to joint owners, will have rate base recognition.  The regulatory asset or liability will be amortized over five (5) years, with amortization for each vintage year commencing with the effective date of rates for which ratemaking recovery of that vintage is included.  Amortization included in rates at January 1, 2008, after amounts capitalized, is $4,866,816 ($2,186,694 Kansas jurisdictional).
8.           The Signatory Parties agree that KCPL should follow the accounting treatment prescribed by the Federal Energy Regulatory Commission (FERC) in General Instruction No. 23
3

regarding pension-related Other Comprehensive Income (OCI) and transfer existing and future pension OCI amounts to a regulated asset.
9.           FAS 88 does not allow for delayed recognition of certain unrecognized amounts in net periodic pension cost.  FAS 88 requires immediate recognition of certain costs arising from settlements and curtailments of defined benefit plans.  KCPL shall establish a regulatory asset or liability, with rate base recognition, for the amount of pension costs, before amounts capitalized determined pursuant to FAS 88 and the level of FAS 88 pension cost built into rates (currently $0), effective January 1, 2007.
This regulatory asset, currently estimated to be $22.6 million at December 31, 2007 ($10.2 million Kansas jurisdictional), after allocation to joint owners, will be amortized over five (5) years beginning January 1, 2008.  Amortization included in rates at January 1, 2008, after amounts capitalized, is $3,442,194 ($1,546,602 Kansas jurisdictional).  Beginning in 2008, KCPL will be required to make contributions to the pension trusts in an annual amount equal to the FAS 88 amortization built into rates for that year.

4

APPENDIX C
Kansas City Power & Light Company
Depreciation & Amortization Rates
Kansas Jurisdictional
Account	Acct. No.	Avg. Service Life	Net Salvage	Deprec. Rate
Total Steam Production (Note)
Structures & Improvements	311	32.0	-10.0%	3.44%
Structures & Improv – Haw 5 Rebuild	311			0.85%
Boiler Plant Equipment (excl trains)	312	25.5	-5.0%	4.12%
Boiler Plant Equipment - Trains	312	15.0	10.0%	6.00%
Boiler Plant Equip-Scrubber-La Cygne	312	10.0	0.0%	10.00%
Boiler Plant Equip – Haw 5 Rebuild	312			1.02%
Turbogenerator Units	314	42.4	0.0%	2.36%
Accessory Electric Equipment	315	33.7	5.0%	2.82%
Accessory Electric Equip – Haw 5 Rebuild	315			0.70%
Acc Electric Equip – Computers (like 391)	315	30.0	8.0%	3.07%
Miscellaneous Power Plant Equipment	316	22.8	5.0%	4.16%
Misc Power Plant Equip – Haw 5 Rebuild	316			1.03%

Total Nuclear Production (Note)
Structures & Improvements	321			1.55%
Reactor Plant Equipment	322			1.73%
Turbogenerator Unites	323			1.96%
Accessory Electric Equipment	324			1.73%
Miscellaneous Power Plant Equipment	325			2.36%
Nuclear Plant Write-Off	328			1.73%

Total Combustion Turbines
Structures & Improvements	341	25.0	0.0%	4.00%
Fuel Holders, Producers, & Acc. Equip.	342	25.0	0.0%	4.00%
Generators	344	25.0	0.0%	4.00%
Accessory Electric Equipment	345	25.0	0.0%	4.00%

Total Wind Generation
Structures & Improvements	341	20.0		5.00%
Generators	344	20.0		5.00%
Accessory Electric Equipment	345	20.0		5.00%

Total Transmission Plant
Structures & Improvements	352	45.0	-5.0%	2.33%
Station Equipment	353	29.3	5.0%	3.24%
Station Equip-Communication Equip (like 397)	353	26.0	5.0%	3.65%
Towers & Fixtures Note: Nuclear Production rates are based on a lifespan under a 60-year license using remaining life rates. Rates for Steam Production Plant related to Hawthorn Unit 5 Rebuild plant reflect Missouri jurisdictional rates after consideration of insurance and subrogation recoveries recorded in Account 108, Accumulated Provision for Depreciation. Future depreciation studies will use remaining life rates.	354	40.0	-10.0%	2.75%
APPENDIX C Poles & Fixtures	355	27.0	-5.0%	3.89%
Overhead Conductors & Devices	356	27.0	15.0%	3.15%
Underground conduit	357	50.0	-5.0%	2.10%
Underground Conductors & Devices	358	50.0	10.0%	1.80%
Total Distribution Plant
Structures & Improvements	361	45.0	-5.0%	2.33%
Station Equipment	362	37.0	7.0%	2.51%
Station Equip-Communication Equip (like 397)	362	26.0	5.0%	3.65%
Poles, Towers, & Fixtures	364	30.0	-6.0%	3.53%
Overhead Conductors & Devices	365	27.0	25.0%	2.78%
Underground Conduit	366	50.0	-5.0%	2.10%
Underground Conductors & Dev	367	25.0	20.0%	3.20%
Line Transformers	368	25.0	10.0%	3.60%
Services	369	33.0	5.0%	2.88%
Meters	370	28.0	5.0%	3.39%
Install on Customers’ Premises	371	8.5	2.0%	11.53%
Street Lighting & Signal Systems	373	29.0	5.0%	3.28%

Total General Plant
Structures & Improvements	390	50.0	5.0%	1.90%
Office Furniture & Equipment	391	30.0	8.0%	3.07%
Transportation Equipment	392	11.0	15.0%	7.73%
Stores Equipment	393	30.0	5.0%	3.17%
Tools, Shop & Garage Equipment	394	27.0	5.0%	3.52%
Laboratory Equipment	395	33.0	5.0%	2.88%
Power Operated Equipment	396	15.0	20.0%	5.33%
Communication Equipment	397	26.0	5.0%	3.65%
Miscellaneous Equipment	398	17.0	5.0%	5.59%

Amortization of Limited Term & Other Electric Plant
Account	Acct. No.	Avg. Service Life	Net Salvage	Deprec. Rate

Intangible – Five Year Software	303	5.0	0.0%	20.0%
Intangible – Ten Year Software	303	10.0	0.0%	10.0%
Intangible – Communication Equip (like 397)	303	26.0	5.0%	3.65%
Intangible – Accessory Equip (like 345)	303	25.0	0.0%	4.00%
Steam Prod–Structures & Impr-Leasehold Impr	311	Lease
Combustion Turbine Plant – Land Rights	340			0.00%
Transmission Plant – Land Rights	350			0.00%
Distribution Plant – Land Rights	360			0.00%
General –Structures & Impr-Leasehold Impr	390	Lease

 Note:   Nuclear Production rates are based on a lifespan under a 60-year license using remaining life rates.
 Rates for Steam Production Plant related to Hawthorn Unit 5 Rebuild plant reflect Missouri jurisdictional rates after consideration of insurance and subrogation recoveries recorded  in Account 108, Accumulated Provision for Depreciation.  Future depreciation studies will use remaining life rates.

APPENDIX E

								For Illustrative Purposes Only
							Percentage			Percentage
	Staff Existing	ECA(1)	Staff Existing	Pre-Tax	Increase To	Total To Be	Change	ECA(1)	Total	Change
	Revenue w/	w/25th Percentile	Revenue w/o	Payment	Revenue	Recovered In	In Base Rate	w/50th Percentile	Revenue	in Revenue
	ECA Costs	OSSM	ECA Costs	On Plant	Requirement	Base Rates	Revenue	OSSM	Including ECA(1)	w/ECA(1)
Customer Class

Residential	$ 205,377,786	$ 20,168,329	$ 185,209,457	$ 5,225,678	$ 14,099,441	$ 204,534,576	-0.41%	$ 15,196,971	$ 219,731,547	6.99%

Small General Service	31,451,433	2,581,957	28,869,476	800,257	-	29,669,733	-5.66%	1,971,261	31,640,994	0.60%

Medium General Service	51,687,140	5,328,656	46,358,484	1,315,139	-	47,673,623	-7.77%	4,067,566	51,741,189	0.10%

Large General Service	103,178,508	13,585,630	89,592,878	2,625,297	-	92,218,175	-10.62%	10,435,239	102,653,414	-0.51%

Large Power Service	33,470,190	5,252,595	28,217,595	851,623	2,091,000	31,160,218	-6.90%	4,052,016	35,212,234	5.20%

Off-Peak Lighting	1,490,389	258,731	1,231,658	37,922	-	1,269,580	-14.82%	204,093	1,473,673	-1.12%

Other Lighting	5,662,750	198,667	5,464,083	144,084	809,559	6,417,726	13.33%	156,427	6,574,153	16.09%

Total	$ 432,318,196	$ 47,374,565	$ 384,943,631	$ 11,000,000	$ 17,000,000	$ 412,943,631	-4.48%	$ 36,083,573	$ 449,027,204	3.86%

(1) The ECA amount will be determined based upon application of the ECA tariff (Schedule ECA).
     The ECA includes fuel, purchased power, emissions and transmission costs for Retail, Requirements Sales for Resale, and Bulk Power Sales customers as well as long-term asset-based bulk power sales revenue and short-term asset-based off-system sales margins as defined in the ECA tariff.